As filed with the Securities and Exchange Commission on July 28, 2005

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3494311

(I.R.S. Employer Identification No.)

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Digitas LLC Deferred Compensation Plan

(Full Title of the Plans)

David W. Kenny

Chairman and Chief Executive Officer

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Stuart M. Cable, P.C.

John T. Haggerty, Esq.

Goodwin Procter LLP

Exchange Place

Boston, MA 02109-2881

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$15,000,000	$1,766

(1)	The deferred compensation obligations described herein are unsecured obligations of Digitas Inc. to pay deferred compensation in the future in accordance with the terms of the Digitas LLC Deferred Compensation Plan (as amended and restated from time to time, the “Plan”).
(2)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation being deferred under the Plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate amount of obligations to be offered or sold pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Certain Documents by Reference.

Digitas Inc. (the “Registrant”) hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 15, 2005;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 9, 2005;

(c)	the Registrant’s Current Reports on Form 8-K filed on January 24, 2005, January 27, 2004, January 28, 2005, February 2, 2005 and February 18, 2005;

(d)	the Registrant’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on May 27, 2005; and

(e)	all other reports filed with the Securities and Exchange Commission by the Registrant pursuant to Section 13(a) or 15(d) of Exchange Act, since the end of the fiscal year covered by the Registrant’s report referred to in (a) above.

In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the Digitas LLC Deferred Compensation Plan of the Registrant and its affiliated entities (as amended and restated from time to time, the “Plan”), a select group of highly compensated or management employees of the Registrant and its affiliated entities are offered the opportunity to enter into agreements for the deferral of a specified percentage of their total compensation. The securities being registered represent obligations (the “Obligations”) of the Registrant and its affiliated entities under such agreements to pay in the future to the Participants in the Plan the value of the deferred compensation.

Amounts credited to a Participant’s account are adjusted for investment performance based on a notional investment measurement. For such purposes, the Registrant and its affiliated entities maintain bookkeeping accounts. The Obligations are payable in cash following termination of employment, retirement or the occurrence of a specified triggering event in a lump sum distribution or, in certain circumstances, in installments, at the election of the Participant made in accordance with the Plan. There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the Registrant or its affiliated entities and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant or its affiliated entities. The Registrant has established a “rabbi trust” which holds assets that are used solely to pay benefits to Plan Participants; however, Participants do not have any preferential rights to any assets in the trust. In the event of the insolvency or bankruptcy of the Registrant, the trust assets are treated like other corporate assets of the Registrant and are subject to the claims of the Registrant’s creditors. Claims for deferred compensation will be treated like any other claim by the Registrant’s unsecured creditors, with no special preference for Participants in the Plan. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

The amount of compensation deferred by each Participant is determined in accordance with the Plan based upon elections by each Participant. The Plan permits each Participant to elect to defer up to 100% percent of his or her base compensation and bonus, in increments of one percent (1%). A Participant may irrevocably elect in his or her Plan to defer compensation to retirement (as defined in the Plan) and to receive a lump sum or installments over 5, 10 or 15 years. If a Participant terminates employment prior to retirement, the Participant’s deferred compensation will be paid out within 30 days of termination (provided that amounts deferred in 2005 and after may not be paid until 6 months following termination of employment). A Participant may also irrevocably elect to defer compensation to an in-service distribution date. The Obligations will be distributed by the Registrant and its affiliated entities in accordance with the Plan.

The Plan shall be administered by the Deferred Compensation Plan Committee appointed pursuant to the terms of the Plan (the “Administrator”). The Administrator shall have the right to make such rules and regulations as it deems appropriate for the efficient administration of the Plan, to construe and interpret the Plan, to decide all questions of eligibility and to determine the amount and time of payments and awards hereunder to the fullest extent provided by law and in its sole discretion; and any interpretations or decisions so made will be conclusive and binding on all persons having any interest in the Plan. The Administrator has appointed an Administrative Committee pursuant to the terms of the Plan to assist in the day-to-day administration of the Plan.

None of the Registrant, any affiliated entity or any individual acting as an employee or agent of the Registrant or any affiliated entity shall be liable to any Participant or other person for any claim, loss, liability or expense in connection with the Plan. Neither the Registrant, any affiliated entity nor any employee or agent of the Registrant or any affiliated entity in any way guarantees any Participant’s deferred compensation account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall the employees, officers, directors, or stockholders of the Registrant and its affiliated entities be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment under the Plan.

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The Registrant and its affiliated entities reserve the right, at any time, to amend or terminate the Plan when, in the opinion of the Registrant or the affiliated entities such amendment or termination is advisable. However, no amendment or termination of the Plan shall directly or indirectly reduce the balance of any deferred compensation account held as of the effective date of such amendment or termination.

The Obligations are not convertible into any other security of the Registrant.

The foregoing summarizes the material terms and provisions of the Obligations, is not a complete description of the Obligations and is qualified in its entirety by reference to the Plan.

Item	5. Interests of Named Experts and Counsel.

The legality of the Obligations of the Registrant to be offered hereby will be passed upon by Goodwin Procter LLP Boston, Massachusetts, counsel to the Registrant.

Item	6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provision of the law.

The certificate of incorporation of the Company contains a provision permitted by Section 102(b)(7) of the Delaware General Corporation Law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company’s bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The bylaws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The Company also has directors’ and officers’ insurance against certain liabilities.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of the Company as described above, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibits

4.1	Digitas LLC Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.45 to the Annual Report on Form 10-K for the year ended December 31, 2002 of the Registrant).

*5.1	Legal opinion from Goodwin Procter LLP.

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Power of attorney (included in the signature page to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) herein do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

provided further, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, the Commonwealth of Massachusetts on this 28th day of July 2005.

DIGITAS INC.

By:	/s/ David W. Kenny
Name:	David W. Kenny
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of David W. Kenny and Brian K. Roberts such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David W. Kenny David W. Kenny	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 28, 2005

/s/ Brian K. Roberts Brian K. Roberts	Chief Financial Officer (principal financial officer and principal accounting officer)	July 28, 2005

/s/ Gregor S. Bailar Gregor S. Bailar	Director	July 28, 2005

S-1

/s/ Michael E. Bronner Michael E. Bronner	Director	July 28, 2005

/s/ Philip U. Hammarskjold Philip U. Hammarskjold	Director	July 28, 2005

/s/ Arthur Kern Arthur Kern	Director	July 28, 2005

/s/ Robert Glatz Robert Glatz	Director	July 28, 2005

/s/ Gail J. McGovern Gail J. McGovern	Director	July 28, 2005

/s/ Joseph R. Zimmel Joseph R. Zimmel	Director	July 28, 2005

S-2

EXHIBIT INDEX

Exhibit No	Description

4.1	Digitas LLC Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.45 to the Annual Report on Form 10-K for the year ended December 31, 2002 of the Registrant).

*5.1	Legal opinion from Goodwin Procter LLP.

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Power of attorney (included in the signature page to this Registration Statement).

*	Filed herewith.